Exhibit 99.1

NEWS RELEASE

Media contact:	Media contact:
Kathie Jackson Anderson	Patricia Hall
Intermec Inc.	Symbol Technologies
425-348-2799	631-738-5636
kathie.anderson@intermec.com	patricia.hall@symbol.com
www.intermec.com	www.symbol.com

Investor contact:	Investor contact:
Kevin Patrick McCarty	Lori Chaitman
Intermec Investor Relations	Symbol Technologies
425-265-2472	631-738-5050
kevin.mccarty@intermec.com	lori.chaitman@symbol.com

Symbol Technologies and Intermec Resolve
All Outstanding Intellectual Property Disputes

Companies Enter Into Cross-Licensing Agreement and Covenant Not to Sue

EVERETT, Wash., and HOLTSVILLE, New York, July 18, 2006 — Intermec, Inc. (NYSE:IN) and Symbol Technologies, Inc. (NYSE:SBL), pioneers and leaders in automated identification and data capture (AIDC) technologies, have reached an agreement that settles all outstanding intellectual property (IP) disputes between the two companies.

Under the settlement agreement, Intermec and Symbol have cross-licensed certain patents, have entered into four-year covenants not to sue with respect to remaining patents, and have released patent infringement damage claims that may have existed on the settlement date or may arise before the covenants expire. The specific terms of the settlement agreement are confidential.

In March 2005, Symbol filed lawsuits alleging that Intermec was infringing certain Symbol bar code scanning and wireless patents. Intermec responded by filing counterclaims and a complaint in the U.S. International Trade Commission (ITC) alleging that Symbol was infringing certain Intermec bar code scanning patents.

In September 2005, Intermec and Symbol resolved the portion of their dispute that concerned radio frequency identification (RFID). At that time, Symbol joined Intermec’s Rapid Start RFID intellectual property licensing program. That cross-licensing agreement gave Symbol access to Intermec’s RFID IP and gave Intermec access to Symbol’s RFID IP.

Both companies believe that the agreement announced today is a good resolution of their IP disputes. They also believe that this agreement is in the best interests of their customers and shareholders.

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About Intermec

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

About Symbol

Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.